EXHIBIT 99.6

EXECUTION COPY

MS. YU XIAO JING
MR. XU XUE MING
as Pledgors

THE BANK OF NEW YORK
as Collateral Agent

and

CITADEL EQUITY FUND LTD.

SHARE PLEDGE AGREEMENT

Dated as of December 27, 2006

This SHARE PLEDGE AGREEMENT (this "Agreement") dated as of December 27, 2006, among (1) Ms. Yu Xiao Jing and Mr. Xu Xue Ming, each being individuals resident in the People's Republic of China (each a "Pledgor" and together the "Pledgors"), (2) The Bank of New York, a New York banking corporation, in its capacity as the collateral agent (the "Collateral Agent") for the benefit of the Secured Parties (as defined below) and (3) for the limited purposes set forth herein, Citadel Equity Fund Ltd. ("Citadel").

WHEREAS, China Shen Zhou Mining & Resources, Inc. (the "Company") has issued Senior Convertible Notes due 2012 (the "Notes") pursuant to an indenture dated as of the date hereof (the "Indenture") between the Company and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"); and

WHEREAS, the Company and Citadel Equity Fund Ltd. have entered into a notes purchase agreement dated as of December 21, 2006 (the "Notes Purchase Agreement") for the sale and purchase of the Notes; and

WHEREAS, each Pledgor owns the issued and outstanding equity interests set forth beside its name on Exhibit A attached hereto and made a part hereof (collectively the "Equity Interests");

WHEREAS, each Pledgor has previously pledged and delivered, the Equity Interests to Citadel in respect of certain bridge financings to be repaid as of the date hereof (the "Outstanding Loans"), and Citadel will release its security interests (the "Prior Lien") in such Equity Interests upon such repayment; and

WHEREAS, the Pledgors are required to execute and deliver this Agreement pursuant to the Notes Purchase Agreement and the Indenture.

NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit heretofore, now or hereafter made to or for the benefit of the Secured Parties pursuant to the Indenture or any other agreement, instrument or document executed pursuant to or in connection therewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, each capitalized term used herein that is defined in the Indenture shall have the meaning specified for such term in the Indenture. Unless otherwise defined herein or in the Indenture, terms used in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York are used herein as therein defined. In addition, the following terms used in this Agreement shall have the meanings set forth below:

"Secured Obligations" shall mean all obligations owing by the Pledgors and the Company from time to time under the Indenture, the Notes, the Notes Purchase Agreement and in respect of all other Note Obligations, including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

"Secured Parties" shall mean each of the Collateral Agent, the Trustee, the Holders of the Notes and each other party to whom any Secured Obligation is owed.

2. Pledge. Each Pledgor hereby pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a security interest in, the following (collectively, the "Pledged Collateral"):

(a) all of the right, title and interest of such Pledgor in the Equity Interests, whether now existing or hereafter arising, and the certificates representing the shares of such capital stock (such now-existing shares owned by each Pledgor and held by Citadel being identified on Exhibit A attached hereto and made apart hereof), all options and warrants for the purchase of additional equity interests in the Company now or hereafter held in the name of such Pledgor (all of said Equity Interests, options and warrants and all capital stock held in the name of each Pledgor as a result of the exercise of such options or warrants being hereinafter collectively referred to as the "Pledged Stock"), and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Stock;

(b) all Additional Equity Interests (as defined in Section 13) from time to time acquired by the Pledgors from the date hereof in any manner, and the certificates representing such Additional Equity Interests (any such additional equity interests shall constitute part of the Pledged Stock and the Collateral Agent is irrevocably authorized to amend Exhibit A from time to time to reflect such additional equity interests), and all options, warrants, dividends, distributions, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Equity Interest or Additional Equity Interests; and

(c) all proceeds of the foregoing.

3. Security for Secured Obligations. The Pledged Collateral secures the full and prompt payment, performance and observance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations.

4. Delivery of Pledged Collateral; Registration and Acknowledgments. All certificates representing or evidencing the Pledged Collateral, if any, shall be delivered to the Collateral Agent by Citadel, and shall be held by or on behalf of the Collateral Agent, pursuant hereto. All such certificates shall be in suitable form for transfer by delivery, in form and substance reasonably satisfactory to the Collateral Agent. In addition, Citadel shall deliver stock powers, duly executed by the Pledgors in blank and held under Citadel's custody (the "Powers"), in form and substance reasonably satisfactory to the Collateral Agent. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Sections 9 and 10. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

5. Pledged Collateral Adjustments. If, during the term of this Agreement:

(a) any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Company, or any option included within the Pledged Collateral is exercised, or both, or

(b) any subscription warrants, shares, or any other rights or options shall be issued in connection with the Pledged Collateral,

in each case as may be permitted under the Indenture, then all new, substituted and additional shares, warrants, shares, rights, options or other securities, issued by reason of any of the foregoing, shall be immediately delivered to and held by the Collateral Agent, under the terms of this Agreement and shall constitute Pledged Collateral hereunder.

6. Subsequent Changes Affecting Pledged Collateral. Each Pledgor represents and warrants that it has made its own arrangements for keeping itself informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of distributions, reorganization or other exchanges, offers to purchase and voting rights), and each Pledgor agrees that none of the Collateral Agent or any Secured Party shall have any obligation to inform any Pledgor of any such changes or potential changes or to take any action or omit to take any action with respect thereto. The Collateral Agent may, after the occurrence and during the continuance of an Event of Default, without notice and at its option, transfer or register the Pledged Collateral or any part thereof into its or its nominee's name with or without any indication that such Pledged Collateral is subject to the security interest hereunder.

7. Covenants of the Pledgors and Citadel.

(a) Each Pledgor agrees that it shall take all necessary steps and actions to perform its obligations hereunder and effect the transactions contemplated herein; and to do and perform all things required to be done and performed by it under this Agreement prior to and after the Closing Date.

(b) Each Pledgor agrees that, as promptly as possible after the date hereof but no later than January 6, 2007, (except for the notification of submission set forth in clause (d)(iii) below), it will cause the Liens created hereunder to be duly perfected as to all Collateral and provide the Collateral Agent with the following:

(i) appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of Uniform Commercial Code financing statements naming each Pledgor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed in the District of Columbia in order to perfect the security interests of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement; or

(ii) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, dated a date reasonably near to the date hereof, listing all effective financing statements of record in the District of Columbia which name the Pledgors (under its present name and any previous names) as the debtor, together with copies of such financing statements.

(c) Upon repayment of the Outstanding Loans pursuant to Section 8(h) of the Notes Purchase Agreement, Citadel shall execute the acknowledgement of funds and delivery of notes letter, in the form attached hereto as Exhibit B, deliver such executed letter to the Company (with a copy to the Pledgors and Collateral Agent) and return to the Company the notes delivered to Citadel pursuant to the Outstanding Loans for cancellation thereof by the Company. In addition, Citadel shall assign any existing Uniform Commercial Code financing statements or other similar financing statements with respect to the Prior Lien and promptly provide reasonably satisfactory evidence thereof to the Pledgors and the Collateral Agent. The Collateral Agent acknowledges and agrees that the Pledgors shall have no liability whatsoever for Citadel's performance of its obligations hereunder, and Citadel hereby agrees to indemnify the Pledgors for any claims with respect thereto.

(d) All Uniform Commercial Code financing statements of other similar financing statements required pursuant to clause (b)(i) above (collectively, the "Filing Statements") shall have been delivered to Choicepoint Business and Government Services, Inc. or another similar filing service company reasonably acceptable to the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the "Filing Agent") on the date hereof. The Pledgors shall provide evidence reasonably satisfactory to the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and the Collateral Agent that (i) the Filing Agent has received all of the Filing Statements within 10 days following the date hereof, (ii) the Filing Statements have been submitted for filing in the District of Columbia within 10 days following the date hereof and (iii) within 30 days following the date hereof, the Filing Statements have been accepted for filing and have not been rejected.

8. Representations and Warranties. Each Pledgor represents and warrants, severally and not jointly, as follows:

(a) He or she is the sole legal and beneficial owner of the Equity Interests set forth opposite its name on Exhibit A attached hereto and made a part hereof, free and clear of any Lien except for the Lien created by this Agreement and the Prior Lien;

(b) All of the Pledged Stock has been duly authorized and validly issued, is fully paid and non-assessable;

(c) All of the Pledged Stock is presently represented by the certificates listed on Exhibit A hereto. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Stock;

(d) He or she has full power and authority to enter into this Agreement;

(e) There are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral except pursuant to the Act;

(f) He or she has the right to vote, pledge, assign and grant a security interest in or otherwise transfer such Pledged Collateral free of any Liens, except as set forth in paragraphs (a) and (e) above;

(g) No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required either (i) for the pledge by him or her of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by him or her or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and realization of collateral);

(h) After the discharge of the Prior Lien, the pledge of the Pledged Collateral pursuant to this Agreement, together with the delivery of the stock certificates pertaining thereto to the Collateral Agent, creates a valid and perfected first priority security interest in the Pledged

Collateral, in favor of the Collateral Agent for the benefit of the Secured Parties, securing the payment and performance of the Secured Obligations;

(i) This Agreement has been duly executed and delivered by and on behalf of such Pledgor and constitutes the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms;

(j) There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or to the knowledge of such Pledgor, threatened against such Pledgor or any of its property which will materially and adversely affect the ability of each Pledgor to perform its obligations under this Agreement;

(k) The execution, delivery and performance of this Agreement by such Pledgor (i) does not violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person or a Governmental Authority or result in the imposition of a Lien (other than the Lien created by this Agreement and the Prior Lien) on any assets of such Pledgor under or pursuant to (x) any indenture, mortgage, or any other agreement to which such Pledgor is a party or by which any of its properties or assets may be bound or (y) any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to such Pledgor, and (ii) does not violate any restriction on such transfer or encumbrance of the Pledged Collateral;

(1) The Powers are effective endorsements duly executed by an appropriate person and give the Collateral Agent the authority they purport to confer;

(m) The Pledged Stock constitutes such percent of the issued and outstanding shares of Equity Interests of the issuer thereof as set forth in Exhibit A hereto and all of its equity interest in the Company as at the date hereof; and

(n) His or her principal residence is located in the People's Republic of China.

9. Voting Rights. During the term of this Agreement, and except as provided in this Section 9. each Pledgor, in its capacity as stockholders of the Company, shall have the right to vote the Pledged Stock held by it on all corporate questions in a manner not inconsistent with the terms of this Agreement and the other Transaction Documents to which it is party; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of any Secured Party in respect of the Pledged Collateral or which would authorize, effect or consent to (unless and to the extent expressly permitted by the Transaction Documents to which it is party) (i) the dissolution or liquidation, in whole or in part, of the Company; (ii) the consolidation or merger of the Company with any other Person; (iii) the sale, disposition or encumbrance of all or substantially all of the assets of the Company, except for Liens in favor of the Collateral Agent for the benefit of the Secured Parties; (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of the Company or the issuance of any additional shares of its Equity Interests; or (v) the alteration of the voting rights with respect to the Equity Interests of the Company. After the occurrence and during the continuation of an Event of Default, the Collateral Agent may (but shall not be obligated to), at the Collateral Agent's option, exercise all voting rights pertaining to the Pledged Collateral, including the right to take action by shareholder consent.

10. Dividends and Other Distributions.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Pledged Collateral, notwithstanding such dividends and distributions being subject to the pledge and assignment thereof pursuant to Section 2: provided, however, that any and all:

(A) dividends and distributions paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Collateral;

(B) dividends and other distributions paid or payable in cash with respect to any of the Pledged Collateral on account of a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

(C) cash paid, payable or otherwise distributed with respect to principal of, or in redemption of, or in exchange for, any of the Pledged Collateral;

shall be Pledged Collateral, and shall be forthwith delivered to the Collateral Agent to hold, for the benefit of the Secured Parties, as Pledged Collateral and shall, if received by the relevant Pledgor, be received in trust for the Collateral Agent for the benefit of the Secured Parties; and

(ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the relevant Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to receive the dividends which it is authorized to receive and retain pursuant to clause (i) above.

(b) After the occurrence and during the continuation of an Event of Default:

(i) All rights of the Pledgors to receive the dividends and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 10(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and other distributions;

(ii) All dividends and other distributions which are received by each Pledgor contrary to the provisions of clause (i) of this Section 10(b) shall be received in trust for the Collateral Agent, for the benefit of the Secured Parties;

(iii) Each Pledgor shall, at the relevant Pledgor's expense, execute and deliver, and use its best efforts to cause the Company and its officers and directors to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be required by applicable law or may be necessary or, in the opinion of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding or their counsel, advisable to register the applicable Pledged Collateral under the provisions of the Act, and to exercise its best efforts as owner of the Pledged Stock to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding or their counsel, are necessary or advisable, all in conformity with the requirements of file Act and the rules and regulations of the Commission applicable thereto;

(iv) Each Pledgor shall, at the relevant Pledgor's expense, use his or her best efforts to cause the Company to qualify the Pledged Collateral under state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Pledged Collateral;

(v) Each Pledgor, if applicable, shall, at the relevant Pledgor's expense, use his or her best efforts to cause the Company to make available to the holders of its securities, as soon as practicable, earning statements which will satisfy the provisions of Section 11(a) of the Act; and

(vi) Each Pledgor shall, at the relevant Pledgor's expense, do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

Each Pledgor will reimburse the Collateral Agent for all expenses incurred by the Collateral Agent, including, without limitation, reasonable attorneys' and accountants' fees and expenses in connection with the foregoing. Upon or at any time after the occurrence and during the continuation of an Event of Default, if the Secured Parties (pursuant to the terms of the Indenture) determines that, prior to any public offering of any securities constituting part of the Pledged Collateral, such securities should be registered under the Act and/or registered or qualified under any other federal or state law and such registration and/or qualification is not practicable, then each Pledgor agrees that it will be commercially reasonable if a private sale, upon at least ten (10) Business Days' notice to such Pledgor, is arranged so as to avoid a public offering, even though the sales price established and/or obtained at such private sale may be substantially less than prices which could have been obtained for such security on any market or exchange or in any other public sale.

11. Transfers and other Liens. Other than as permitted in the Indenture, each Pledgor agrees that it will not (i) sell, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of the Collateral Agent, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral (except for the security interest under this Agreement and the Prior Lien). Each Pledgor further agrees that it will procure, or take reasonable efforts to procure, that the Company and any other direct or indirect subsidiary thereof shall carry oh business only in the ordinary course and will not (unless and to the extent expressly permitted by the Transaction Documents) dispose of or agree to dispose of a substantial part of its assets or undertaking without the prior written approval of the Collateral Agent.

12. Defense of Title. Each Pledgor will defend the title to the Pledged Collateral and the Liens of the Collateral Agent in the Pledged Collateral against the claim of any Person (other than Citadel pursuant to the Prior Lien) and will maintain and preserve the Liens created under this Agreement.

13. Additional Equity Interests. Each Pledgor will, upon obtaining ownership of any additional equity interests in the Company, which equity interests are not already Pledged Collateral (the "Additional Equity Interests"), promptly (and in any event within three (3) Business Days) deliver to the Collateral Agent an amendment to this Agreement, duly executed by each Pledgor and in form and substance satisfactory to the Collateral Agent, in respect of any such Additional Equity Interests, pursuant to which the Pledgors shall pledge to the Collateral Agent all of such Additional Equity Interests. Each Pledgor hereby authorizes the Collateral Agent to attach such amendment to this Agreement and agrees that all Pledged Stock listed on any such amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

14. Remedies.

(a) The Collateral Agent shall have, in addition to any other rights given under this Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code as in effect in the State of Nevada (the "UCC"). In addition, after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have such powers of sale and other powers as may be conferred by applicable law. With respect to the Pledged Collateral or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Collateral Agent or which the Collateral Agent shall otherwise have the ability to transfer under applicable law, the Collateral Agent may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuation of an Event of Default, sell or cause the same to be sold at any exchange, broker's board or at public or private sale, in one or more sales or lots, at such price as the Collateral Agent or the Secured Parties (pursuant to the terms of the Indenture) may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Collateral Agent or any Secured Party may, in its own name, or in the name of a designee or nominee, buy the Pledged Collateral at any public sale and, if permitted by applicable law, buy the Pledged Collateral at any private sale. Each Pledgor agrees to pay to the Collateral Agent all reasonable expenses (including, without limitation, court costs and reasonable attorneys' and paralegals' fees and expenses) of, or incident to, the enforcement of any of the provisions hereof.

(b) Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, the Collateral Agent will give the Pledgors reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Notwithstanding any provision to the contrary contained herein, each Pledgor agrees that any requirements of reasonable notice shall be met if such notice is received by such Pledgor as provided in Section 31 below at least ten (10) Business Days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law.

(c) Given that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, each Pledgor agrees that after the occurrence and during the continuation of an Event of Default, the Collateral Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Collateral Agent may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by the Collateral Agent, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral. If the Collateral Agent solicits such offers from not less than four (4) such investors, then the acceptance by the Collateral Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, however, that this Section 14 does not impose a requirement that the Collateral Agent solicit offers from four or more investors in order for the sale to be commercially reasonable.

(d) Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Each Pledgor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of the Collateral Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by the Collateral Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Collateral Agent's right to take any action or to exercise any power or remedy hereunder or prejudice its rights as against any Pledgor in any respect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 14 will cause irreparable injury to the Collateral Agent, that the Collateral Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 14 shall be specifically enforceable against such Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

15. Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:

(a) Any lack of validity or enforceability of the Indenture or any other agreement or instrument relating thereto;

(b) Any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture or this Agreement;

(c) Any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any part of the Secured Obligations;

(d) the insolvency of any Pledgor; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Secured Obligations or of this Agreement.

16. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority, in the name of such Pledgor or otherwise, after the occurrence and during the continuation of an Event of Default, from time to time in the Collateral Agent's sole discretion, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgors representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the Company to the name of the Collateral Agent or the Secured Collateral Agent's nominee.

17. Non-Recourse Obligations, Notwithstanding any other provision in this Agreement, the Notes Purchase Agreement or any other document relating to this Agreement or the Notes Purchase Agreement (collectively, the "Loan Documents"), (i) no Pledgor shall be personally liable, and the Collateral Agent shall not commence or prosecute any action against any Pledgor, for payment or performance of any Secured Obligations, and any indemnification or expense reimbursement provided for herein or therein; (ii) the Collateral Agent shall not seek, obtain, or enforce a deficiency judgment against any Pledgor; (iii) the Collateral Agent's recourse for the Secured Obligations shall be limited to the Pledged Collateral; and (iv) the Collateral Agent waives any right to exercise any banker's right of set-off, arising from any of the Secured Obligations, against any funds of any Pledgor in the Collateral Agent's custody, control, or possession.

18. Waivers. Each Pledgor waives to the fullest extent permitted by applicable laws presentment and demand for payment of any of the Secured Obligations, protest and notice of dishonor or Event of Default with respect to any of the Secured Obligations and all other notices to which any Pledgor might otherwise be entitled except as otherwise expressly provided herein or in the Indenture.

19. Term. This Agreement shall remain in full force and effect until the final payment in full, in cash, of the Secured Obligations. Upon the termination of this Agreement as provided above (other than as a result of the sale of the Pledged Collateral), the Collateral Agent will release the security interest created hereunder and, if it then has possession of any Pledged Stock pledged hereunder, will deliver such Pledged Stock previously delivered to it and the Powers to the relevant Pledgor.

20. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Pledgor or the Company for liquidation or reorganization, should such Pledgor or the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Pledgor's or the Company's assets, and shall continue to be effective or be reinstated, as the case may be.

21. Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

22. Binding Effect; Successors and Assigns. This Agreement shall be binding upon each Pledgor and its successors and assigns, and shall inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns. Nothing set forth herein is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement, the Indenture or any Collateral. Each Pledgor's successors shall include, without limitation, a receiver, trustee or debtor-in-possession of or for such Pledgor.

23. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

24. Consent to Jurisdiction; and Service of Process. THE COLLATERAL AGENT HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL

COURTS LOCATED IN COUNTY OF NEW YORK, CITY OF NEW YORK, NEW YORK. EACH PLEDGOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COUNTY OF NEW YORK, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PLEDGORS AND THE COLLATERAL AGENT PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE COLLATERAL AGENT AND EACH PLEDGOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; AND, PROVIDED, FURTHER, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE COLLATERAL AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE GUARANTEED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT. EACH PLEDGOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PLEDGOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, ADDRESSED TO SUCH PLEDGOR AT THE ADDRESS SET FORTH IN THIS AGREEMENT FOR THAT PLEDGOR AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. The Collateral Agent shall have the right to proceed against each Pledgor or its personal property in a court in any location to enable the Collateral Agent to obtain personal jurisdiction over any Pledgor, to realize on the Pledged Collateral or any other security for the Secured Obligations or to enforce a judgment or other court order entered in favor of the Collateral Agent.

25. Waiver of Jury Trial. Each Pledgor and the Collateral Agent waives, to the extent permitted by applicable law, any right to trial by jury in any dispute, whether sounding in contract, tort, or otherwise, between the Collateral Agent and each Pledgor arising out of or related to the transactions contemplated by this Agreement or any other instrument, document or agreement executed or delivered in connection herewith. Either of the Pledgors or the Collateral Agent may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

26. Advice of Counsel. Each Pledgor represents and warrants to the Collateral Agent that it has had the opportunity to discuss this Agreement and, specifically, the provisions of Sections 23 through 25 hereof, with its counsel.

27. Severability. If any provision of this Agreement is held to be prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto, such prohibition or unenforceability shall not affect the validity or enforceability of the remaining provisions hereof to the extent permitted by applicable law, and shall not invalidate or render unenforceable such provision in any other jurisdiction to the extent permitted by applicable law.

28. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of the relevant Pledgor, he or she will promptly execute and deliver all further instruments and documents, and take all further action, that may be required by applicable law or may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral, including, without limitation, the filing of financing statements under Article 9 of the Uniform Commercial Code of New York. Each Pledgor hereby further agrees that he or she shall not make any change to his or her name or jurisdiction of principal residence without prior written notice. Each of the Pledgors authorizes the Collateral Agent to file any financing statements and amendments thereto relating to the Pledged Collateral, in form and substance required by the Collateral Agent (acting at the direction of the Holders pursuant to the Indenture), which describe the Pledged Collateral and include therein all other information which is required by Article 9 of the UCC or other applicable law with respect to the preparation or filing of a financing statement or amendment.

29. The Collateral Agent's Duty of Care.

(a) The Collateral Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Collateral Agent's (i) gross negligence or willful misconduct, or (ii) failure to use reasonable care with respect to the safe custody of the Pledged Collateral in the Collateral Agent's possession. Without limiting the generality of the foregoing, the Collateral Agent shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Pledgors, and shall constitute part of the Secured Obligations secured hereby.

(b) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The Collateral Agent shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to any act of God, interruption or other circumstances beyond its control; provided, that it exercises such diligence as the circumstances may reasonably require. The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person. After receiving any direction from the Pledgors or the Secured Parties, the Collateral Agent may (at the expense of the Pledgors) consult with legal counsel of such Agents' selection (provided that such counsel shall be a firm of nationally recognized reputation), and the written advice of such counsel (or any Opinion of Counsel caused by the Pledgors to be furnished by the Company to the Collateral Agent) shall be full and complete protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Collateral Agent shall not be deemed to have notice of any Event of Default unless an officer of the Collateral Agent has actual knowledge thereof or unless written notice of any such Event of Default is received by the Collateral Agent at the office of the Collateral Agent specified in Section 31 of this Agreement.

(d) The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.

(e) In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

30. Additional Provisions Relating to the Collateral Agent.

(a) Any corporation, bank, trust company or association into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Any resignation or removal of the Collateral Agent as Trustee under the Indenture in accordance with the provisions thereof shall result in a resignation or removal of the Collateral Agent hereunder. The provisions of Section 7.08 of the Indenture with respect to replacement of the Trustee shall be applicable to the replacement of the Collateral Agent. Upon any resignation, removal or replacement of the Collateral Agent, the Collateral Agent (or its successor) shall provide written notice to each of the Pledgors, but the failure provide such notice shall not relieve the Pledgors of any of their obligations hereunder.

(b) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Pledged Collateral may at the time be located, the Collateral Agent shall have the power to appoint any Person or Persons either to act as a co-collateral agent or as co-collateral agents, jointly with the Collateral Agent of all or any part of the Pledged Collateral or to act as a separate collateral agent or separate collateral agents of all or any part of the Pledged Collateral and to vest in such Person or Persons, in such capacity, such title to the Pledged Collateral or any part thereof, and such rights, powers, duties or obligations as the Collateral Agent may consider necessary or desirable, subject to the other provisions of this Section 30.

(c) Unless otherwise provided in the instrument appointing such co-collateral or separate collateral agent, every co-collateral agent or separate collateral agent shall, to the extent permitted by law, be appointed subject to the following terms:

(i) All rights, power, duties and obligations under this Agreement conferred upon the Collateral Agent in respect of the custody, control or management of the collateral, shall be exercised solely by the Collateral Agent;

(ii) All rights, powers, duties and obligations conferred or imposed upon the collateral agents shall be conferred or imposed upon and exercised or performed by the Collateral Agent, or by the Collateral Agent and such co-collateral agent or co-collateral agents, or separate collateral agent or separate collateral agents jointly, except to the extent that, under the law of any jurisdiction in which any particular act or acts are to be performed, the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such act or acts shall be performed by such co-collateral agent or co-collateral agents or separate collateral agent or separate collateral agents;

(iii) Any request in writing by the Collateral Agent to any co-collateral agent or separate collateral agent to take or to refrain from taking any action hereunder shall be sufficient warrant for the taking, or the refraining from taking, of such action by such co-collateral agent or separate collateral agent;

(iv) Any co-collateral agent or separate collateral agent to the extent permitted by law may delegate to the Collateral Agent the exercise of any right, power, duty or obligation, discretionary or otherwise;

(v) The Collateral Agent at any time, by an instrument in writing, may accept the resignation of, or remove, any co-collateral agent or separate collateral agent appointed under this Section 30. As successor to any co-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 30.

(vi) No collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder;

(vii) Any demand, request, direction, appointment, removal, notice, consent, waiver or other action in writing delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent; and

(viii) Any Collateral received by any such co-collateral agent or separate collateral agent hereunder shall forthwith, so far as may be permitted by law, be turned over to the Collateral Agent to be held pursuant to the terms hereof.

(d) Upon the acceptance in writing of such appointment by any such co-collateral agent or separate collateral agent, it or he shall be vested with the estate, right, title and interest in the Pledged Collateral, or any portion thereof, and with such rights, powers, duties, trusts or obligations, jointly or separately with the Collateral Agent, all as shall be specified in the instrument of appointment, subject to all the terms hereof.

(e) In case any co-collateral Agent or separate collateral agent shall become incapable of acting, resign or be removed, the right, title and interest in the Pledged Collateral and all rights, powers, duties and obligations of said co-collateral agent or separate collateral agent shall, so far as permitted by law, vest in and be exercised by the Collateral Agent unless and until a successor co-collateral agent or separate collateral agent shall be appointed pursuant to this Section 30.

31. Notices. Notices given pursuant to any provision of this Agreement may be sent by facsimile and shall be addressed as follows: (i) if to either Pledgor, to: Ms. Yu Xia Jing/Mr. Xu Xue Ming, Room 305, Ze Yang Building, No.166 Fu Shi Road, Shi Jing Shan District, Beijing 100043, China, Fax: (86-10) 6887 2811, with a copy to Jones Day, 3201 China World Tower 1, No.1 Jianguomenwai Avenue, Beijing, China 100004, Fax: (86-10) 5866 1122, Attention: Canice Chan, Esq., and (ii) if to the Collateral Agent, to: The Bank of New York, 101 Barclay Street, 4E, New York, New York 10286 , Fax: (212) 815-5802/5803, Attention: Global Trust Services.

32. Indemnity and Expenses. Each Pledgor agrees, upon demand, to indemnify the Collateral Agent against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement and to pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by such Pledgor to perform or observe any of the provisions hereof.

Each Pledgor also agrees to indemnify the Indemnified Party (as defined in the Notes Purchase Agreement) against any and all losses, claims, damages, liabilities and reasonable expenses to the same extent as the Company agrees to indemnify under Section 9 of the Notes Purchase Agreement.

33. Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, altered, modified or amended, and no consent to any departure by any Pledgor herefrom shall be effective, except by or pursuant to an instrument in writing which (i) is duly executed by each Pledgor and the Collateral Agent and (ii) complies with the requirements of the Indenture. Any such waiver shall be valid only to the extent set forth therein. A waiver by the Collateral Agent of any right or remedy under this Agreement on any one occasion shall not be construed as a waiver of any right or remedy which the Collateral Agent would otherwise have on any future occasion. No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Collateral Agent shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

34. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

35. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

36. Merger. This Agreement and the other Transaction Documents embody the entire agreement and understanding, between the Pledgors and the Collateral Agent or the Holder and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

[SIGNATURE PAGE(S) TO FOLLOW.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have executed this Agreement as of the date set forth above.

MS. YU XIAO JING

By: /s/ Yu Xiao Jing
Name: Ms. YU XIAO JING

MR. XU XUE MING

By: /s/ Xu Xue Ming
Name: Mr. XU XUE MING

Acknowledged and agreed to as of the date first written above.

THE BANK OF NEW YORK
as Collateral Agent

By: ________________________________
Name:
Title: Authorized Signatory

Acknowledged and agreed to as of the date first written above for the purposes set forth in Sections 4, 7 and 10.

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By: ________________________________
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have executed this Agreement as of the date set forth above.

MS. YU XIAO JING By: ________________________________ Name: Ms. YU XIAO JING MR. XU XUE MING By: ________________________________ Name: Mr. XU XUE MING

Acknowledged and agreed to as of the date first written above.

THE BANK OF NEW YORK
as Collateral Agent

By: /s/ Lici Zhu
Name: Lici Zhu
Title: Authorized Signatory

Acknowledged and agreed to as of the date first written above for the purposes set forth in Sections 4, 7 and 10.

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By: ________________________________
Name:
Title: Authorized Signatory

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have executed this Agreement as of the date set forth above.

MS. YU XIAO JING By: ________________________________ Name: Ms. YU XIAO JING MR. XU XUE MING By: ________________________________ Name: Mr. XU XUE MING

Acknowledged and agreed to as of the date first written above.

THE BANK OF NEW YORK
as Collateral Agent

By: ________________________________
Name:
Title: Authorized Signatory

Acknowledged and agreed to as of the date first written above for the purposes set forth in Sections 4, 7 and 10.

CITADEL EQUITY FUND LTD.

By: ________________________________
Citadel Limited Partnership, its Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By:  /s/ Steve Atkinson
Name: Steve Atkinson
Title: Authorized Signatory

EXHIBIT A

PLEDGED STOCK

Name of Pledgor	Name of Issuer	Percentage of Stock	Number and Description of Shares
Ms. Yu Xiao Jing	China Shen Zhou Mining & Resources, Inc.	70%	14,917,000 common stock
Mr. Xu Xue Ming	China Shen Zhou Mining & Resources, Inc.	8.8%	1,870,000 common stock

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                              ,            shares of the Common Stock, par value $0.001 per share, of China Shen Zhou Mining & Resources, Inc., a Nevada corporation (the "Corporation"), standing in the name of the undersigned on the books of the Corporation represented by Certificate No. _____, and does hereby irrevocably constitute and appoint _______________ as attorney-in-fact to transfer the shares on the books of the Corporation with full power of substitution in the premises.

Dated: ___________________

[Ms. YU XIAO JING] [Mr. XU XUE MING]

By: ___________________________
Name: [Ms. YU XIAO JING] [Mr. XU XUE MING]

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of a copy of the foregoing Share Pledge Agreement, agrees promptly to note on its books the security interests granted under such Share Pledge Agreement, and waives any rights or requirement at any time hereafter to receive a copy of such Share Pledge Agreement in connection with the registration of any Pledged Collateral in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent.

CHINA SHEN ZHOU MINING & RESOURCES, INC. By: /s/ Yu Xiao Jing Name: Yu Xiao Jing Title: President